Exhibit 99.1




    Image Entertainment Reports Financial Results for Fiscal 2007
        Second Quarter and Six Months Ended September 30, 2006


    CHATSWORTH, Calif.--(BUSINESS WIRE)--Nov. 14, 2006--Image
Entertainment, Inc. (Nasdaq: DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, today reported financial results for its second quarter and six months ended September 30, 2006.

    Fiscal 2007 Second Quarter Financial Highlights

    -- Net revenues were $22.8 million, compared to $23.7 million for September 2005 quarter.

    -- Digital revenues increased to $205,000, compared to $29,000 for the September 2005 quarter.

    -- Gross margins were 17.5%, compared to 25.0% for September 2005 quarter.

    -- Selling expenses were 11.8% of net revenues, up from 11.3% of net revenues for the second quarter of fiscal 2005, due in part to the spreading of fixed costs over lower quarterly revenues.

    -- General and administrative expenses were up 24.7%, or $911,000, for the second quarter of fiscal 2007, due to incremental expenses during the quarter of $939,000 which included a net expense charge of $496,000 as a result of the Tower bankruptcy filing and $443,000 in expenses related to the Lions Gate contested proxy vote, the special committee of our board of directors' process and investment banker analysis of the Relativity agreement.

    -- Net loss of ($3,791,000), or ($0.18) per diluted share, which includes $496,000 associated with the Tower bankruptcy filing and $443,000 associated with the Lions Gate, special committee and Relativity, or ($0.04) per diluted share, compared to net loss of ($613,000), or ($0.03) per diluted share for the second quarter of fiscal 2006.

    -- Current assets less current liabilities were $21.5 million, up from $4 million at March 31, 2006 due to our long-term debt financings during the last two quarters.

    -- At September 30, 2006, we had cash of $1.9 million, no borrowings outstanding under our bank revolving line of credit and had borrowing availability of $11.6 million.

    Fiscal 2007 Six Months Ended September 30, 2006 Highlights

    -- Net revenues were up slightly to $45.2 million, compared to $42.3 million for the first six months of fiscal 2006.

    -- Digital revenues increased to $465,000, compared to $44,000 for the first six months of fiscal 2006.

    -- Gross margins were 18.0%, compared to 24.3% for the first six months of fiscal 2006.

    -- Selling expenses were 11.2% of net revenues, down from 12.7% of net revenues for first six months of fiscal 2006, due in part to reductions in advertising expenditures.

    -- General and administrative expenses were up $1,431,000, or 20.4%, from that for the first six months of fiscal 2006, with $1,144,000 of the increase attributable to the Tower bankruptcy charge and the expenses related to the Lions Gate contested proxy vote, the special committee of our board of directors' process and investment banker analysis of the Relativity agreement.

    -- Net loss of ($6,105,000), or ($0.29) per diluted share, compared to net loss of ($2,265,000), or ($0.11) per diluted share for the first six months of fiscal 2006.

    Best selling DVD releases for the quarter included Bob & Tom
Comedy Tour, Yanni Live (DVD & CD), Katt Williams Live, Black Magic, and Criterion's reissues of Seven Samurai and Brazil.

    Martin W. Greenwald, president and chief executive officer of Image Entertainment, commented, "This past quarter was a difficult one. The DVD market continues to mature with significant changes occurring in the retail environment. During the year we saw two bankruptcy filings and closures of two significant Image customers, Musicland in January and Tower Records in August. As a result of this and other market factors, DVD shelf space is contracting at brick and mortar retailers across the country. This market shift is affecting independents and major studios alike. We are adapting to these changes by stepping up our sales efforts to online retailers and the distributors who support them, such as Amazon, Netflix, Critic's Choice, AEC and Baker & Taylor. We are beginning to see results from our efforts as sales to this class of customers significantly increased compared to the same six-month period last year."

    Mr. Greenwald continued, "In light of our recent financial performance, we have began a restructuring of our company, which we believe will help return us to profitability. On November 9, we reduced our workforce by approximately 17%. This move, in addition to other cost-saving measures related to our Las Vegas distribution operation and the pending closure of our London content acquisitions office, should cut annual expenses by approximately $3.8 million."

    Mr. Greenwald concluded, "In the past, as the market for DVDs was growing, Image was well-positioned to take advantage of that growth. Now, we are faced with a brand new landscape. As a result, we are responding with a leaner, more efficient and effective Image. We remain confident in our strong and diverse catalogue, our cutting-edge digital rights initiative, our feature films initiative and other excellent programming that we will be releasing in the near future. Although the currently market environment remains difficult we believe that Image remains a strong independent presence in both the home video and digital distribution marketplace. We remain optimistic about the future and will continue to adjust our business model to the changing environment accordingly."

    Management's Plan to Reduce Operating Costs

    In an effort to reduce operating costs and achieve profitability, management has embarked on several cost reducing initiatives that should initially reduce annual expenses by approximately $3.8 million.

    -- On November 9, 2006, we laid off 27 employees spread throughout various departments of the company, who along with an additional six employees who recently left us through attrition and were not replaced, reduces our personnel headcount by 33, resulting in a reduction in our workforce of approximately 16%. Annual expense savings from this cost savings initiative, including salary and benefits, total an estimated $2.2 million. The expense savings will be reflected primarily in selling and general and administrative expenses and amortization of non-recoupable production costs (cost of sales) on a go-forward basis.

    -- We plan to close our Image UK content acquisitions office by November 30, 2006, saving annual expenses of approximately $400,000. Of the $400,000 in savings, $235,000 is compensation related and is not included in the $2.2 million in annual expense savings from reduced head count discussed above. The expense savings will be reflected in general and administrative expenses on a go-forward basis. The UK office was used primarily as a focal point for the acquisition of programming not available in North America. We believe that the realignment of our acquisition efforts should allow us to close this satellite office.

    -- We are making changes in our freight policy and reducing distribution facility expenses, such as temporary labor, employee overtime, utilities and cost of supplies. We expect an immediate annual expense savings from these initiatives of approximately $500,000. The expense savings will be reflected in cost of sales on a go-forward basis.

    -- Our successfully-implemented vendor management inventory (VMI) system is affording us approximately $200,000 in annual savings based upon net expense savings generated by reduced freight costs. The expense savings will be reflected in cost of sales on a go-forward basis.

    -- We plan to increase the number of new release shipments directly from our new disc manufacturer, Sonopress. This will result in net expense freight savings of approximately
        $100,000. The expense savings will be reflected in cost of sales on a go-forward basis.

    -- We are planning to reduce third-party professional services that will save approximately $180,000 annually beginning
        January 1, 2007.

    -- We have implemented our content rights management system and expect future comparative savings from outside consultants to be approximately $300,000 annually beginning January 1, 2007.

    -- We expect to record one-time charges for severance associated with the involuntary termination of our employees and to accrue for the remaining rent of our Image UK office totaling approximately $530,000 in our third quarter ending December 31, 2006.

    Although management believes these cost reducing initiatives appropriately balance the need to cut expenses with the current demands of our daily operations, we plan to monitor ongoing expenses aggressively and proactively.

    Fiscal Year 2007 Guidance

    The following statements are based on the Company's current expectations. These statements are forward-looking, and actual results may differ materially.

    Annual Guidance

    The Company expects that revenues for fiscal 2007 will be in the range of $98 million to $103 million, lower than the previously projected guidance, which had been in the range of $112 million to $120 million. The Company has not provided specific earnings guidance but anticipates that it will incur a net loss for fiscal 2007, lower than the previously projected guidance, which had been profitability.

    Third Quarter of Fiscal 2007 Ending December 31, 2006 Guidance

    The Company believes that net revenues for the third quarter ending December 31, 2006, will be in the range between $26 million to $28 million, which, will result in a net loss for the quarter. The Company expects the anticipated net loss to be primarily attributable to the one-time charges for severance and UK office closure costs of approximately $530,000 and noncash interest expenses associated with amortization of the warrant issued in its recent debt financing and amortization of related deferred financing costs together totaling an additional $225,000.

    Corporate Conference Call

    Image Entertainment's management will host a conference call today, November 14, at 4:30 p.m. ET to review the fiscal 2007 second quarter financial results. Martin W. Greenwald, CEO, Jeff Framer, CFO, and David Borshell, COO, will be on-line to discuss these results and take part in a Q & A session. The call can be accessed by dialing 800-946-0745 and requesting to join the conference call by stating the confirmation code 8810746, or by webcast at www.image-entertainment.com. Dial-ins begin at approximately 4:20 PM EASTERN, or at any time during the conference call. International participants please dial (719) 457-2652.

    A replay of the conference call will be available beginning two hours after the call and for the following five business days by dialing 888-203-1112 and entering the following pass code: 8810746. International participants please dial (719) 457-0820 using the same pass code.

    About Image Entertainment:

    Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with over 3,000 exclusive DVD titles and approximately 200 exclusive CD titles in domestic release and approximately 300 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., has digital download rights to more than 1,700 video programs and over 170 audio programs containing more than 2,500 tracks. The Company is headquartered in Chatsworth, California, and has a domestic distribution facility in Las Vegas, Nevada. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

    Forward-Looking Statements:

    This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, our goals, plans and projections regarding our financial position, results of operations, market position, product development and business strategy. These statements may be identified by the use of words such as "will," "may," "estimate," "expect," "intend," "plan," "believe," and other terms of similar meaning in connection with any discussion of future operating or financial performance. All forward-looking statements are based on management's current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause action outcomes and results to differ materially from current expectations.

    These factors include, among other things, our inability to raise additional working capital, changes in debt and equity markets, increased competitive pressures, changes in our business plan, and changes in the retail DVD and entertainment industries. For further details and a discussion of these and other risks and uncertainties, see "Forward-Looking Statements" and "Risk Factors" in our most recent Annual Report on Form 10-K, and our most recent Quarterly Report on Form 10-Q. Unless otherwise required by law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.


                      IMAGE ENTERTAINMENT, INC.

                     CONSOLIDATED BALANCE SHEETS
                             (unaudited)

                September 30, 2006 and March 31, 2006

                                ASSETS

(In thousands)                       September 30, 2006 March 31, 2006
                                     ------------------ --------------
Current assets:
  Cash and cash equivalents                     $1,950         $1,079
  Accounts receivable, net of
   allowances of
  $8,728 - September 30, 2006;
  $9,172 - March 31, 2006                       19,604         17,162
  Inventories                                   17,738         17,498
  Royalty and distribution fee
   advances                                     13,928         13,366
  Prepaid expenses and other assets              1,938            948
                                     ------------------ --------------
  Total current assets                          55,158         50,053
                                     ------------------ --------------
Noncurrent inventories, principally
 production costs                                2,912          2,805
Noncurrent royalty and distribution
 advances                                       25,365         23,558
Property, equipment and improvements,
 net                                             4,661          4,999
Goodwill                                         5,715          5,715
Other assets                                     1,418            545
                                     ------------------ --------------
                                               $95,229        $87,675
                                     ================== ==============


                      IMAGE ENTERTAINMENT, INC.

                     CONSOLIDATED BALANCE SHEETS
                             (unaudited)

                September 30, 2006 and March 31, 2006

                 LIABILITIES AND STOCKHOLDERS' EQUITY

(In thousands, except share data)    September 30, 2006 March 31, 2006
                                     ------------------ --------------
Current liabilities:
  Accounts payable                              $7,854         $5,302
  Accrued liabilities                            4,378          4,234
  Accrued royalties and distribution
   fees                                          7,076         13,355
  Accrued music publishing fees                  6,085          5,890
  Deferred revenue                               6,859          5,751
  Revolving credit facility                         --         11,500
  Current portion of long-term debt,
   less debt discount                            1,450             --
                                     ------------------ --------------
  Total current liabilities                     33,702         46,032
                                     ------------------ --------------
Long-term debt, less current portion,
 less debt discount                             21,935             --
                                     ------------------ --------------
Other long-term liabilities, less
 current portion                                 3,507             --
                                     ------------------ --------------
Total liabilities                               59,144         46,032
                                     ------------------ --------------

Stockholders' equity:
   Preferred stock, $.0001 par value,
    25 million shares authorized;
    none issued and outstanding                     --             --
   Common stock, $.0001 par value,
    100 million shares authorized;
    21,576,000 issued and outstanding
    at September 30, 2006 and
    21,296,000 at March 31, 2006                47,865         47,518
  Additional paid-in capital                     3,984          3,790
  Accumulated other comprehensive
   gain (loss)                                       2             (4)
  Accumulated deficit                          (15,766)        (9,661)
                                     ------------------ --------------
Net stockholders' equity                        36,085         41,643
                                     ------------------ --------------
                                               $95,229        $87,675
                                     ================== ==============


                      IMAGE ENTERTAINMENT, INC.

                CONSOLIDATED STATEMENTS OF OPERATIONS
                             (unaudited)

        For the Three Months Ended September 30, 2006 and 2005

(In thousands, except per share data)     2006             2005
                                     ---------------  ---------------
NET REVENUES                         $22,842  100.0 % $23,737  100.0 %
                                     -------- ------  -------- ------
OPERATING COSTS AND EXPENSES:
  Cost of sales                       18,856   82.5    17,807   75.0
  Selling expenses                     2,701   11.8     2,675   11.3
  General and administrative expenses  4,597   20.1     3,686   15.5
                                     -------- ------  -------- ------
                                      26,154  114.5    24,168  101.8
                                     -------- ------  -------- ------
LOSS FROM OPERATIONS                  (3,312) (14.5)     (431)  (1.8)
OTHER EXPENSES (INCOME):
  Interest expense, net                  479    2.1       182    0.8
  Other                                   --     --        --     --
                                     -------- ------  -------- ------
                                         479    2.1       182    0.8
                                     -------- ------  -------- ------
LOSS BEFORE INCOME TAXES              (3,791) (16.6)     (613)  (2.6)
INCOME TAXES                              --     --        --     --
                                     -------- ------  -------- ------
NET LOSS                             $(3,791) (16.6)%   $(613)  (2.6)%
                                     ======== ======  ======== ======
NET LOSS PER SHARE:
  Net loss - basic and diluted         $(.18)           $(.03)
                                     ========         ========
WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING:
  Basic and diluted                   21,478           21,252
                                     ========         ========


                      IMAGE ENTERTAINMENT, INC.

                CONSOLIDATED STATEMENTS OF OPERATIONS
                             (unaudited)

         For the Six Months Ended September 30, 2006 and 2005

(In thousands, except per share data)     2006             2005
                                     ---------------  ---------------
NET REVENUES                         $45,189  100.0 % $42,323  100.0 %
                                     -------- ------  -------- ------
OPERATING COSTS AND EXPENSES:
  Cost of sales                       37,048   82.0    32,020   75.7
  Selling expenses                     5,043   11.2     5,366   12.7
  General and administrative expenses  8,443   18.7     7,012   16.6
                                     -------- ------  -------- ------
                                      50,534  111.8    44,398  104.9
                                     -------- ------  -------- ------
LOSS FROM OPERATIONS                  (5,345) (11.8)   (2,075)  (4.9)
OTHER EXPENSES (INCOME):
  Interest expense, net                  760    1.7       194    0.5
  Other                                   --   (0.0)       (4)  (0.0)
                                     -------- ------  -------- ------
                                         760    1.7       190    0.4
                                     -------- ------  -------- ------
LOSS BEFORE INCOME TAXES              (6,105) (13.5)   (2,265)  (5.4)
INCOME TAXES                              --     --        --     --
                                     -------- ------  -------- ------
NET LOSS                             $(6,105) (13.5)% $(2,265)  (5.4)%
                                     ======== ======  ======== ======
NET LOSS PER SHARE:
  Net loss - basic and diluted         $(.29)           $(.11)
                                     ========         ========
WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING:
  Basic and diluted                   21,387           21,252
                                     ========         ========


    CONTACT: Image Entertainment, Inc.
             Jeff Framer, 818-407-9100 ext. 299
             jframer@image-entertainment.com
             or
             Investor Relations:
             MKR Group, LLC
             Charles Messman or Todd Kehrli, 818-556-3700 ir@mkr-group.com or
             Corporate/Press Contact:
             THE HONIG COMPANY, INC.
             Steve Honig, 310-246-1801
             press@honigcompany.com